EXHIBIT 10.15

July 31, 2003

Dear Alan:

We have all enjoyed our recent discussions with you about your joining Versata, Inc. I am excited that you share our enthusiasm about the success and growth opportunities we see in delivering industry-leading development and deployment products built on a firm strategic base. The following offer of employment will be contingent on successful completion of Versata’s pre-employment processes.

We are very pleased to offer you the position of President and Chief Executive Officer, reporting directly to the Board of Directors. As the President and Chief Executive Officer of the Company, you are eligible to continue your membership as the Company’s Class II Director, subject to shareholder approval for re-election. You will be located in our Oakland office. Your start date will be August 11, 2003. The terms of your employment with Versata Inc. are set forth below.

•	You will be paid a total annual salary of $300,000 USD paid on a semi-monthly basis.

•	You shall be designated as an officer of the company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;

•	As an officer of the company, you are eligible to earn an annual performance bonus to be paid quarterly, if the company meets two criteria for net revenue and cash flow for each quarter as determined by the Board of Directors of the company. Your initial quarterly bonus target will be $25,000. Your bonus plan will include the potential to earn up to 200% percent of your individual target bonus based on the company over achieving its financial goals. No bonus shall be earned for less than 100% of achievement of a company goal. For the first two quarters of employment, your bonus will be guaranteed at $25,000 each quarter (Q4 2003 and Ql 2004).

•

You will be granted an incentive stock option (Option) to purchase Four hundred and Fifty thousand (450,000) shares of common stock of the Corporation exercisable in accordance with the Corporation’s 2000 Stock Incentive Plan (the “Plan”), as amended, and standard stock purchase agreement. Your Option Grant Date shall be determined at the next Board of Directors meeting and the exercise price per share of the Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date. The

Option shall vest on a monthly basis over a 50-month period in accordance with the Plan.

•	Pending approval by the Board of Directors, special acceleration provisions shall apply to the above stock options. Please refer to the attached Addendum to Stock Option Agreement.

•	You will be entitled to participate in Versata’s severance plan (the “Plan”), for executive employees. In general, the plan provides for 6 months salary continuation, 6 months stock option continued vesting and 6 months of COBRA payments if you are involuntarily terminated.

•	You will be granted a sign-on bonus in the amount of $50,000; $25,000 payable on August 31, 2003 and $25,000 payable on November 15, 2003.

•	Your responsibilities will be those outlined during your interview process and will be formally drawn up and presented to you soon after your start date.

•	You will be eligible to participate in Versata’s benefit programs under the terms set forth in the documents governing the plan, (a summary of these plans is enclosed.)

•	You agree to abide by the policies and procedures outlined in the Human Resources Guidelines. You will receive this information at your orientation.

•	Versata is an at-will employer, and therefore allows either employees or the company the right to terminate employment whenever and for whatever reason is deemed suitable, with or without notice. You can be promoted, demoted, or have your title changed with or without cause or notice at the will of the company. The “at-will” nature of your employment, as outlined above, cannot be changed except in writing signed by the President of Versata.

This offer of employment is contingent upon your ability to produce documents sufficient to demonstrate identity and authorization to work in the United States as required by the Immigration Reform and Control Act. On your first day of employment, please bring the necessary original documents, as outlined on the enclosed 1-9 Form, to verify your identification. In addition, Versata requires that the Proprietary Information and Inventions Agreement be signed and returned with your signed offer letter.

This offer letter, together with the various documents referenced herein, represent the complete offer by the Company. No other agreements (verbal or otherwise) which are not specifically cited shall be in effect. If there is any element of our offer that you feel is unclear or not covered, please contact Robyn Ishaya in Human Resources.

At Versata, Inc., our long-term success depends on both the results we achieve and the way we make these results happen. We set high standards for our people, our products and our processes. Quality must set us apart. We set high standards of personal integrity and ethics in all our business ventures. We, at Versata, Inc., feel that you will make an invaluable addition to our team and it is with great enthusiasm that I hope you accept this offer of employment.

To show your acceptance of this offer please sign this letter in the space indicated and return it, along with the signed Proprietary Information and Inventions Agreement no later than August 6, 2003.

Sincerely,

/s/ Gary Morgenthaler

Gary Morgenthaler Chairman of the Board

AGREED, ACKNOWLEDGED AND ACCEPTED:

/s/ Alan Baratz		8/6/03
Alan Baratz	(Signature)	Date

Encls:	Offer Letter (duplicate)
Benefits Summary 1-9 form Proprietary Information and Inventions Agreement